Exhibit 99.1

News Release
Media Contact:	Lauren C. Steele
Senior VP - Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP – Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
October 30, 2015	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Announces Closing of Transaction to

Expand Distribution Territory and Signing of Agreements to Acquire Manufacturing Facilities and Form National Product Supply Group

•	Territory includes Norfolk, Fredericksburg and Staunton in Virginia and Elizabeth City in North Carolina
•	Continues distribution territory expansion
•	Manufacturing transaction includes facilities located in Sandston, Virginia and Baltimore and Silver Spring, Maryland
•	National Product Supply Group will establish national product supply system

CHARLOTTE, NC—Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) (the “Company”), the nation’s largest independent Coca-Cola bottler, today announced it has closed a transaction to expand its distribution territory to include Norfolk, Fredericksburg and Staunton in Virginia and Elizabeth City in North Carolina. The Company also announced it has signed a definitive agreement with an affiliate of The Coca-Cola Company to purchase manufacturing facilities in Sandston, Virginia and Baltimore and Silver Spring, Maryland, and an agreement with other bottlers to form a National Product Supply Group (“NPSG”).

Initial Closing for Additional Distribution Territory under September 2015 Definitive Agreement:

The closing of the distribution transaction represents the initial closing under a definitive agreement the Company signed with Coca-Cola Refreshments USA, Inc. (“CCR”), a wholly-owned subsidiary of The Coca-Cola Company, in September 2015 to expand the Company’s distribution territory to include territories located within Delaware, the District of Columbia, Maryland, North Carolina, Pennsylvania, Virginia and West Virginia. The Company expects to complete a series of additional transaction closings to acquire the balance of these distribution territories in 2016. The Company is continuing to work towards signing definitive agreements with The Coca-Cola Company for the acquisition of the remainder of the distribution territories described in the previously-announced Letter of Intent from May 2015, including territories located within Ohio, Indiana, Illinois and Kentucky.

Definitive Agreement for Purchase of Three Manufacturing Facilities:

The signing of the definitive agreement to acquire three manufacturing facilities (the “Manufacturing Definitive Agreement”) represents the first phase of the proposed expansion of the Company’s manufacturing facilities described in the previously-announced Letter of Intent dated September 23, 2015 between the Company and The Coca-Cola Company (“September 2015 Letter of Intent”) and includes manufacturing facilities located in the following cities:

•	Sandston, Virginia and
•	Baltimore and Silver Spring, Maryland.

CCR currently owns these manufacturing facilities. The Company expects to begin a series of transaction closings for these manufacturing facilities in early 2016 and to complete them in 2016.

The Company is continuing to work towards a definitive agreement with The Coca-Cola Company to acquire the remainder of the manufacturing facilities described in the September 2015 Letter of Intent, including manufacturing facilities in Indianapolis and Portland, Indiana and Cincinnati, Ohio.

The Manufacturing Definitive Agreement and other agreements to be entered into at closing will provide the Company with the rights to manufacture and produce beverage brands owned by The Coca-Cola Company as well as certain other beverage brands not owned by The Coca-Cola Company that are currently being manufactured by CCR at such facilities, if any. The transaction includes the purchase by the Company of manufacturing assets and certain working capital items from CCR relating to these manufacturing facilities.

Formation of National Product Supply Group

The purpose of the agreement to form the previously announced NPSG is to establish a national product supply system. The initial members of the NPSG are Coca-Cola North America and Coca-Cola Refreshments USA, Inc. along with the Company and Coca-Cola Bottling Company United and Swire Coca-Cola USA. The NPSG will administer key national product supply activities including system strategic infrastructure planning, innovation planning and optimal product sourcing at the national level for the bottlers participating in the NPSG.

Headquartered in Charlotte, NC, Coca-Cola Bottling Co. Consolidated is the nation’s largest independent Coca-Cola bottler with territories in thirteen states. For more information about the Company, please visit our website at www.cokeconsolidated.com.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s expectations for (i) the proposed distribution territory expansion covered by the Definitive Agreement signed in September 2015 with an affiliate of The Coca-Cola Company, (ii) the remainder of the proposed distribution territory expansion described in the previously-announced May 2015 Letter of Intent, (iii) the purchase of the manufacturing facilities covered by the Definitive Agreement signed in October 2015 and (iv) the remainder of the manufacturing facilities described in the Letter of Intent signed with The Coca-Cola Company in September 2015. These statements include, among others, statements regarding the time frame for completing the proposed distribution territory expansion covered by the Definitive Agreement signed in September 2015 and the acquisition of the manufacturing facilities in Virginia and Maryland. They also include statements regarding the Company’s expectations for entering into definitive agreements to acquire additional distribution territories as well as the manufacturing facilities located in Ohio and Indiana described in the September 2015 Letter of Intent.

The forward-looking statements in this news release should be read in conjunction with the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 as well as those additional risk factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—